Exhibit 99.1

News release

TREX COMPANY REPORTS THIRD QUARTER 2025 RESULTS

New Products Accounted for 25% of Trailing-Twelve-Month Sales

Railing Sales Tracking to Double-Digit Growth for the Year

Reducing Production Levels Given Anticipation of Muted R&R Activity for the Rest of the Year

Revising Full-Year 2025 Revenue and Adjusted EBITDA Margin Guidance

Board of Directors Authorizes $50 Million Share Repurchase Program

WINCHESTER, Va. –November 4, 2025–Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing products, today announced financial results for the third quarter of 2025.

Third Quarter 2025 Financial Highlights

➢
Net sales of $285 million
➢
Gross profit of $115 million / Adjusted gross profit of $117 million
➢
Gross margin of 40.5%
➢
Net income of $52 million and diluted earnings per share of $0.48 / Adjusted net income of $55 million and adjusted diluted earnings per share of $0.51
➢
Adjusted EBITDA of $90 million

CEO Comments

“Our leading position in both the pro channel and home centers served us well in the third quarter, and remains a long-term competitive advantage for Trex,” said Bryan Fairbanks, President and CEO. “This positioning enabled Trex to effectively capture incremental demand across our decking, railing, and accessory product portfolio. While we saw signs of improvement in Repair and Remodel spending as the season began, the second half of the season reflected the weaker market conditions that the industry has experienced in the past two years. This resulted in lower-than-anticipated third quarter sales, and we expect this trend to continue in the seasonally slower fourth quarter. Within this environment, our level-loading program has allowed us to work together with our channel partners to enable them to carry lower inventory levels heading into year-end, and we are adjusting our production accordingly.

“In the third quarter we increased our spending on branding and R&D to support future growth. Products launched within the last 36 months accounted for 25% of trailing-twelve-month sales, demonstrating the strong alignment of our new products with consumer preferences, and we have several new launches planned for 2026. Investments in branding and a refreshed marketing campaign have produced significant increases in early purchase intent indicators. Trex’s product sample program and website traffic are both up over 50% year-over-year, and our improved cost calculator is driving higher completion rates and generating double-digit increases in lead generation.

“Gross margin in the quarter benefitted from higher sales volumes and efficiencies from our continuous improvement projects resulting in adjusted EBITDA, which excludes one-time charges, of $90 million, 33% ahead of last year’s third quarter.”

Third Quarter 2025 Results

Third quarter 2025 net sales were $285 million, an increase of 22.1%, compared to $234 million reported in the prior-year quarter.

Gross profit increased 23.9% to $115 million from the $93 million reported last year, and gross margin expanded 60 basis points to 40.5% from 39.9%. Adjusted gross profit, which excludes start-up costs associated with the Company’s Arkansas plastic processing plant of $1.4 million and railing conversion costs of $0.3 million, was $117 million.

Selling, general, and administrative expenses were $45 million, or 15.8% of net sales, compared to $39 million, or 16.6% of net sales, in the 2024 third quarter, reflecting increased spending on branding and R&D. Excluding $1.8 million related to digital transformation costs and start-up expenses of $0.6 million, SG&A was $43 million, or 15.0% of net sales.

Net income for the 2025 third quarter increased 27.7% to $52 million, or $0.48 per diluted share, from $41 million, or $0.37 per diluted share, reported in the 2024 third quarter. EBITDA increased 27.2% to $86 million from $68 million, and EBITDA margin expanded 120 basis points to 30.3% from 29.1% in the prior-year period. Excluding the one-time charges incurred in the third quarter, adjusted net income was $55 million, and adjusted diluted earnings per share was $0.51. Adjusted EBITDA was $90 million.

Year-to-Date Results

Year-to-date net sales increased 3.0% to $1.0 billion from $984 million in the year-ago period. Gross profit was $411 million, down 4.6% from $431 million and gross margin was 40.6% compared to 43.8% in the same period in 2024. Adjusted gross profit, which excludes $5.5 million of railing conversion expenses and $2.7 million in start-up expenses, was $419 million.

Selling, general, and administrative expenses were $157 million, or 15.5% of net sales, compared to $141 million, or 14.3% of net sales, in the year-ago period. Excluding $2.7 million related to digital transformation costs and $2.3 million in start-up expenses, SG&A was

$152 million or 15.0% of net sales.

Net income was $188 million, or $1.75 per diluted share compared to $217 million, or $1.99 per share, reported in the first nine months of 2024. EBITDA was $301 million, down 9.3% from $331 million in the prior year. EBITDA margin was 29.7% compared to 33.7% in 2024. Excluding the one-time charges incurred in the first nine months of this year, adjusted net income was $198 million, and adjusted diluted earnings per share was $1.84. Adjusted EBITDA was $314 million.

Summary and Outlook

“Our year-to-date sales growth of 3% was led by railing sales, which are tracking to double-digit growth for the full year. We now expect, however, that several factors will cause our fourth quarter sales to be below our original expectations. First, we are seeing continuing weakness in the Repair and Remodel sector in what also is the seasonally slowest quarter of the year. In addition, we expect that our distribution partners will manage their end-of-year inventories to lower levels through the end of the year. Thus, we currently expect fourth quarter sales to range from $140 million to $150 million, bringing full-year 2025 sales guidance to $1.15 billion to $1.16 billion, approximately flat with our reported sales in 2024. We have also revised our full-year adjusted EBITDA margin guidance to range from 28.0% to 28.5%.

“Trex will continue to pursue strategies designed to capture an increasing share of the conversion from wood to composite decking. We plan to include our popular SunComfortable™ heat-mitigating technology in new decking colors to be introduced in 2026, expanding the availability of this popular feature, and driving further market penetration with additional launches. To fully support this accelerated level of activity, we expect that in future periods our annual SG&A spending will return to historical pre-COVID levels of approximately 18% of sales. Also, we expect the mix impact associated with another year of double-digit growth in railing and additional depreciation related to the expansion of our Arkansas facilities will reduce 2026 gross margin by approximately 250 basis points.

“Recent merger and acquisition activity in both the pro channel and the home centers, together with the expansion of national building product suppliers, has increased the importance of brand recognition and product differentiation to contractors and consumers. As the market leader with the largest and most trusted network of contractors, dealers, distributors, and home centers, and a comprehensive range of products, Trex is positioned to gain the greatest share of the industry’s long-term growth opportunities. Given our strong cash flow generation and our confidence in the Company’s future prospects, the Trex Board of Directors has authorized a $50 million share repurchase program,” Mr. Fairbanks concluded.

Third Quarter 2025 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2025 results on Tuesday, November 4, 2025, at 4:30 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q25 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of adjusted gross profit, adjusted net income and adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, and adjusted EBITDA and adjusted EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of gross profit (GAAP) to adjusted gross profit (non-GAAP) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
TREX COMPANY, INC.	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Gross profit	$115,438	$93,205	$411,300	$430,926
Railing conversion	271	—	5,521	—
Arkansas start-up	1,378	—	2,659	—
Adjusted gross profit	$117,087	$93,205	$419,480	$430,926

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
TREX COMPANY, INC.	2025	2024	2025	2024
	($ in thousands, except per share data)		($ in thousands, except per share data)
Net income	$51,770	$40,553	$188,113	$216,620
Railing conversion	271	—	5,521	—
Digital transformation	1,749	—	2,680	—
Arkansas start-up^	1,965	—	4,939	—
Income tax effect	(1,036)	—	(3,402)	—
Adjusted net income	$54,719	$40,553	$197,851	$216,620
Diluted earnings per share	$0.48	$0.37	$1.75	$1.99
Adjused diluted earnings per share	$0.51	$0.37	$1.84	$1.99

^Arkansas start-up costs for the three months ended September 30, 2025, were $1,378 in cost of sales and $587 in selling,

general and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2025, were $2,659 in cost of sales and $2,280 in selling, general, and administrative expenses.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

TREX COMPANY, INC.	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Net income	$51,770	$40,553	$188,113	$216,620
Interest income	—	(5)	—	(11)
Income tax expense	18,627	13,756	66,346	73,609
Depreciation and amortization	16,012	13,611	46,068	41,218
EBITDA	$86,409	$67,915	$300,527	$331,436
Railing conversion	$271	$—	$5,521	$—
Digital transformation	1,749	—	2,680	—
Arkansas start-up^	1,965	—	4,939	—
Adjusted EBITDA	$90,394	$67,915	$313,667	$331,436

^Arkansas start-up costs for the three months ended September 30, 2025, were $1,378 in cost of sales and $587 in selling,

general and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2025, were $2,659 in cost of sales and $2,280 in selling, general, and administrative expenses.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** 5 Years in a Row (2021-2025). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

**2021-2025 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws, including the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Net sales	$285,348	$233,717	$1,013,142	$983,822
Cost of sales	169,910	140,512	601,842	552,896
Gross profit	115,438	93,205	411,300	430,926
Selling, general and administrative expenses	45,041	38,901	156,841	140,708
Income from operations	70,397	54,304	254,459	290,218
Interest income	—	(5)	—	(11)
Income before income taxes	70,397	54,309	254,459	290,229
Provision for income taxes	18,627	13,756	66,346	73,609
Net income	$51,770	$40,553	$188,113	$216,620
Basic earnings per common share	$0.48	$0.37	$1.75	$2.00
Basic weighted average common shares outstanding	107,244,573	108,258,401	107,217,689	108,529,825
Diluted earnings per common share	$0.48	$0.37	$1.75	$1.99
Diluted weighted average common shares outstanding	107,332,641	108,379,416	107,304,543	108,669,118
Comprehensive income	$51,770	$40,553	$188,113	$216,620

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$11,357	$1,292
Accounts receivable, net	163,997	88,356
Inventories	149,552	207,282
Prepaid expenses and other assets	12,879	21,978
Total current assets	337,785	318,908
Property, plant and equipment, net	1,029,124	922,868
Operating lease right-of-use (ROU) assets	45,871	52,195
Goodwill and other intangible assets, net	30,392	22,048
Other assets	9,306	8,279
Total assets	$1,452,478	$1,324,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,460	$61,272
Accrued expenses and other liabilities	117,251	72,879
Accrued warranty	6,168	5,726
Line of credit	111,300	202,600
Total current liabilities	282,179	342,477
Deferred income taxes	56,032	56,032
Operating lease liabilities	35,706	41,979
Non-current accrued warranty	19,519	17,109
Other long-term liabilities	16,560	16,559
Total liabilities	409,996	474,156
Stockholder's Equity:
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,178,234 and 141,098,251 shares issued and 107,234,288 and 107,154,305 shares outstanding at June 30, 2025 and December 31, 2024, respectively	1,412	1,411
Additional paid-in capital	152,379	148,153
Retained earnings	1,750,563	1,562,450
Treasury stock, at cost, 33,943,946 shares at June 30, 2025 and December 31, 2024, respectively	(861,872)	(861,872)
Total stockholders' equity	1,042,482	850,142
Total liabilities and stockholders' equity	$1,452,478	$1,324,298

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Nine Months Ended September 30,
	2025	2024
	(unaudited)
Operating Activities
Net income	$188,113	$216,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,068	41,218
Deferred Income Taxes	—	(5,212)
Stock-based compensation	6,460	9,663
Loss on disposal of property, plant and equipment	507	2,262
Other non-cash adjustments	(169)	46
Changes in operating assets and liabilities:
Accounts receivable	(75,641)	(98,924)
Inventories	57,731	(80,847)
Prepaid expenses and other assets	8,236	1,266
Accounts payable	13,150	681
Accrued expenses and other liabilities	30,512	52,125
Income taxes receivable/payable	17,660	13,504
Net cash provided by operating activities	292,627	152,402

Investing Activities
Expenditures for property, plant and equipment	(180,214)	(151,481)
Purchased intangibles	(8,280)	—
Proceeds from sales of property, plant and equipment	358	106
Net cash used in investing activities	(188,136)	(151,375)

Financing Activities
Borrowings under line of credit	679,547	608,300
Principal payments under line of credit	(770,847)	(543,800)
Repurchases of common stock	(4,033)	(55,655)
Proceeds from employee stock purchase and option plans	901	1,007
Financing costs	6	—
Net cash used in (provided by) financing activities	(94,426)	9,852
Net increase in cash and cash equivalents	10,065	10,879
Cash and cash equivalents at beginning of period	1,292	1,959
Cash and cash equivalents at end of period	$11,357	$12,838

Contacts:

Prithvi S. Gandhi

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com